EXHIBIT 15.3

November 6, 2020

To the Board of Directors and Shareholder of
MidAmerican Energy Company
Des Moines, Iowa

We are aware that our report dated November 6, 2020, on our review of the interim financial information of MidAmerican Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, is incorporated by reference in Registration Statement No. 333-225916 on Form S-3.

/s/ Deloitte & Touche LLP

Des Moines, Iowa